Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 24B-2 AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A […].

THIS SETTLEMENT AGREEMENT, WITH MUTUAL RELEASES AND COVENANTS (Settlement Agreement) is dated 20 December, 2012

PARTIES:

ORIGINOIL INC. of 5645 West Adams Boulevard, Los Angeles, California 90016 USA (OriginOil)

MBD ENERGY LIMITED (ACN 117957383) of 456 Victoria Parade, East Melbourne VIC 3002 Australia (MBD)

INTRODUCTION:

A
On or about 19 April 2010, OriginOil and MBD entered into a written “Mutual Non-Disclosure Agreement” (the “NDA”).  In or about September 2010, MBD and OOIL executed a written “Master Project Agreement” with an Effective Date of 1 June 2010 (the “MPA”).

B	On 25 September 2012, OriginOil filed a complaint in the United States District Court, Central District of California against MBD (Complaint, in proceeding no. CV12-8278 (Proceeding).

C	On 27 September 2012, OriginOil issued a notice of default to MBD (Notice of Default) under clause 2.2.3 of the MPA .

D
The Proceedings have not been served on MBD. However, MBD has been provided a copy of the Complaint. MBD asserts that it rejects the validity of OriginOil’s Notice of Default and denies the allegations made in the Complaint.

E
The parties have agreed to settle the Proceeding and bring the MPA and NDA to an end as at 30 June 2013 in consideration for and upon the terms and conditions contained in this Settlement Agreement, without concession of liability or of the contentions of either party.

IT IS AGREED:

1	SETTLEMENT

1.1	Obligations of MBD

MBD agrees:

(a)
not to undertake research and development activities using or that relates to the equipment MBD has purchased from OriginOil under the MPA (Equipment), unless the parties have agreed to do so in writing.  Any agreement to conduct research and development on the Equipment will include terms and conditions outlining the ownership and use of any intellectual property created by this research and development;

(b)
it has not relied on or been provided by OriginOil or any other party or relied on or used any of OriginOil’s intellectual property, as set out in Appendix A, other than the Equipment, to conduct any of its research and development;

(c)
on or before 13 January 2013 to withdraw its Patent Application PCT/AU2011/000828 (Patent) and provide satisfactory evidence thereof to OriginOil.  MBD abandons any claims to the intellectual property regarding the flocculation and lysing functions of the Patent;

(d)
to despatch to OriginOil the Patent documentation by no later 31 January 2013, and represents    to its knowledge and belief on the basis of reasonable enquiries that there is no other such Patent documentation in its possession, custody or control that has not been provided to OriginOil;

(e)	[…]

(f)
to nominate a representative who will reach reasonable agreement with the OriginOil nominated representative on specifications and intended performance of the Equipment from the work to be done under this Settlement Agreement, […] (the Conditions) at least 2 weeks prior to Equipment arriving at the JCU Facility;

(g)	to provide access to and reasonable co-operation with OriginOil’s personnel when they attend the JCU Facility to upgrade the OriginOil equipment (JCU Upgrade), […]

(i)	[…]

(ii)	[…]

(h)
to provide access to and reasonable co-operation with OriginOil’s personnel when they attend the Tarong site (Tarong Facility) to upgrade the OriginOil equipment now on site there, known as the Tarong Mobile System (Tarong Upgrade) […]

(i)	[…]

(ii)	[…]

(iii)	[…]

(iv)	[…]

(v)	[…]

(vi)	to pay to OriginOil the sum of $20,725.71 when OriginOil demonstrates to MBD’s commercially-reasonable satisfaction that the Tarong Upgrade meets the Conditions.

(i)	[…]

(j)	[…]

1.2
MBD further agrees to return the Patent documentation to OriginOil, and to provide written confirmation, no later than 21 days after execution of this Settlement Agreement, that all copies not returned to OriginOil have been destroyed, no matter the format, electronic or otherwise, of such copies.  Service and operation manuals of the Equipment will be retained by MBD for operational and servicing requirements of the Equipment.

1.3	Obligations of OriginOil

OriginOil agrees to:

(a)	[…]

(b)	[…]

(c)	[…]

(d)	[…]

(e)	[…]

(f)	use reasonable efforts to ensure that the JCU Upgrade meets The Conditions, following which use reasonable efforts to ensure that the Tarong Upgrade meets The Conditions.

(g)	dismiss the Proceeding in accordance with Section 6.

(h)	[…]

1.4	Contingencies Relating to The Conditions

(a)
From the date of execution of this Settlement Agreement until six months after the Conditions have been met to MBD’s commercially reasonable satisfaction for the JCU Upgrade, or 30 June 2013 , 2013, whichever comes sooner, the parties agree not to lay claim for monies owed, beyond the commitments made in this Settlement Agreement.

(b)
In the event OriginOil, using reasonable efforts, is not able to demonstrate by 30 June , 2013 that the Conditions for the JCU Upgrade and Tarong Upgrade have been met to MBD’s commercially-reasonable satisfaction, then the parties agree that neither party will owe the other party as a result of the Conditions not being met, including as follows:

(i)	MBD shall not be required to pay the sum identified in Section 1.1(h)(vi).

(ii)	OriginOil shall not be required to refund to MBD any prior payments by MBD or deposited by MBD and held by OriginOil.

2.      FUTURE RELATIONSHIP POST-SETTLEMENT AND POST-UPGRADES.

2.1.	MPA’s amendment and revised termination date

(a)
For purposes of this Settlement Agreement, OOIL Technology is comprised of the Equipment, together with the inventions listed under the heading “OriginOil Technology” in Appendix A attached hereto insofar as they are in respect of the Equipment.

(b)
MBD confirms it currently has no patent applications in process or in planning in the area of micro-algae harvesting or the use of electromagnetic fields for growth management, harvesting or concentration purposes, except for the Patent which it is abandoning pursuant to Section 1.1(c) above.  For purposes of this Settlement Agreement, MBD Technology is comprised of two patents that relate to growing algae (but not in the area of micro-algae harvesting or the use of electromagnetic fields for growth management, harvesting or concentration purposes), which patents have been developed by MBD and have not relied on any information or intellectual property of OriginOil. MBD has other Technology none of which is based on any OriginOil Technology.

(c)	The Parties agree that the MPA will terminate in its entirety on 30 June, 2013 notwithstanding any termination provision to the contrary in the MPA.

2.2.	NDA termination

The NDA will terminate effective 30 June, 2013.

2.3.	Future relationship

Upon completion of the Tarong Upgrade, the parties agree to discuss whether a future commercial relationship may be entered into, as originally envisioned in the MPA.

3.	RELEASE BY ORIGINOIL

In  consideration for the terms and conditions of this Settlement Agreement, OriginOil for itself and for its present and former officers, employees and agents, administrators, transferees and assigns releases and forever discharges MBD, its present, and former officers, shareholders, owners, employees and agents, insurers, attorneys, administrators, transferees, successors and assigns from all claims, damages, costs, charges, suits, demands and expenses of every description, including unasserted and potential claims, which any of them may have now or may discover in the future, based on any act, omission, conduct or event occurring prior to signing of this Settlement Agreement,  arising directly or indirectly out of the Proceeding, , the MPA and/or the NDA.  Notwithstanding the foregoing, OriginOil expressly retains, and does not waive, its rights under California Civil Code Section 1542, which provides:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

4.	RELEASE BYMBD

In  consideration for the terms and conditions of this Settlement Agreement , MBD releases and forever discharges OriginOil, its present and former officers, shareholders, owners, employees and agents, insurers, attorneys, administrators, transferees, successors and assigns from all claims, damages, costs, charges, suits, demands and expenses of every description, including unasserted and potential claims, which it may have now or may discover in the future, based on any act, omission, conduct or event occurring prior to signing of this Settlement Agreement, arising directly or indirectly out of the Proceeding, , the MPA and/or the NDA.  Notwithstanding the foregoing, MBD expressly retains, and does not waive, its rights under California Civil Code Section 1542, which provides:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

5.	COVENANT NOT TO SUE DENIAL OF LIABILITY AND BAR TO SUIT

The parties acknowledge that:

5.1.1.	Each party denies any liability of any nature whatsoever to the other party arising out of or in any way relating to the Proceedings,, the MPA and/or the NDA; and

5.1.2.
this Settlement Agreement may be pleaded by a party in bar to any action, suit, claim, demand, indemnity or proceedings now or hereafter commenced or made by the other party or its officers employees and agents, administrators, transferees and assigns released under either Section 3 of Section 4 above. In consideration for the terms and covenants of this Settlement Agreement, OriginOil and MBD each undertake on its own behalf and on behalf of its officers employees and agents, administrators, transferees and assigns not to assert a claim or commence or maintain proceedings in law or equity that was released under either Section 3 or Section 4.

6.	DISMISSAL OF PROCEEDING

6.1.
Within five business days of receiving satisfactory evidence from MBD that it has withdrawn its Patent pursuant to 1.1 (c), OriginOil will file a dismissal of the Proceeding with no order as to costs, withdraw the Notice of Default and provide written confirmation of the same to MBD by letter signed on letterhead.

6.2.	OriginOil agrees to do all things and sign and execute all documents necessary to give effect to Section 6.1.

7.	NON-DISPARAGEMENT

7.1	OriginOil

OriginOil agrees not to deliberately or maliciously disparage or injure the reputation of MBD or any of its officers, employees or agents.

7.2	MBD

MBD agrees not to deliberately or maliciously disparage or injure the reputation of OriginOil or any of its officers, employees or agents.

7.3	Public statement about Patent

(a)	Upon the execution of this Settlement Agreement, the Parties agree to issue a public statement to the following effect:

“MBD and OriginOil have resolved their differences on IP, with MBD withdrawing the patent application and invention ownership claims at issue.

“The parties have also resolved process issues which led to commercial delays.”

(b)
OriginOil agrees to obtain the prior written consent of MBD in relation to both the content and manner of publication of any statement by OriginOil about the Patent, the Proceedings, , the MPA, the Settlement Agreement and/or the NDA, provided that:

(i)	in relation to disclosures that are not required by law, such consent shall not be unreasonably withheld by MBD; and

(ii)
in relation to disclosures that are required by law, MBD has had a reasonable opportunity to comment on any such document that OriginOil proposes to issue in respect of which OriginOil must act reasonably.

8.	CONFIDENTIALITY

Each party undertakes to the other to keep this Settlement Agreement, the subject matter of this Settlement Agreement and all matters arising out of or relating to the Equipment, the NDA, the MPA,  and/or the Proceeding confidential (other than to the extent such matters are on the public record) and not to disclose the substance of this Settlement Agreement to any person except to their professional advisers or as otherwise required by law.

9	ENTIRE AGREEMENT

This Settlement Agreement, and any Appendix, Schedule or Exhibit incorporated herein, together with the MPA and NDA as amended by this Settlement Agreement, contains the entire agreement between the parties with respect to its subject matter.  It sets out the only conduct relied on by the parties and supersedes all earlier agreements, representations and/or conduct made by, or existing between, the parties with respect to its subject matter.

10	NO WAIVER

No failure to exercise and no delay in exercising any right, power or remedy under this Settlement Agreement will operate as a waiver.  Nor will any single or partial exercise of any right, power, or remedy preclude any other or further exercise of that, or any other, right, power or remedy.

11	SEVERANCE

Any provision of this Settlement Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective as to that jurisdiction, to the extent of the prohibition or unenforceability of that provision in any other jurisdiction.

12	GOVERNING LAW

This Settlement Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Any legal action to be brought by a Party hereunder will be brought in the Superior Court of the State of California, County of Los Angeles, or the United States District Court for the Central District of California, and the Parties hereby submit to the exclusive jurisdiction of such courts and waive any objection to such venue.

13	COSTS

Each party to this Settlement Agreement must bear its own costs of and incidental to the Proceedings and this Settlement Agreement.

14.	NO INTERPRETATION AGAINST ANY DRAFTING PARTY

This Settlement Agreement is the product of negotiations by and between represented parties, and will not be construed against any party simply because that party or its counsel drafted the Settlement Agreement or any portion of it.

15.	FURTHER ASSURANCES

The Parties shall use reasonable efforts to execute such additional documents and perform such further acts as may be reasonably necessary to give effect to the terms, conditions, and covenants of this Settlement Agreement

EXECUTED on the date appearing on the first page.

ACCEPTED AND AGREED TO:

MBD Energy Limited,
an entity formed under the laws of Australia

Date: __________
By:
Andrew Lawson
Its Managing Director

OriginOil, Inc.

By:	Date: 20 December 2012
T. Riggs Eckelberry
President and CEO

Schedule 1

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Appendix A

OriginOil Technology

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